Exhibit 99.1

CONTACTS:
Heather Bresch (Public Relations)
Mylan Laboratories Inc.
724.514.1800

Kris King (Investor Relations)
Mylan Laboratories Inc.
724.514.1800

James E. Green
King Pharmaceuticals
423.989.8125

Mylan and King Terminate Merger Agreement

PITTSBURGH, PA and BRISTOL, TN — February 27, 2005 — Mylan Laboratories Inc. (NYSE: MYL) and King Pharmaceuticals, Inc. (NYSE: KG) today announced that the companies have mutually agreed to terminate the agreement pursuant to which Mylan was to acquire King. Following discussions, the companies were not able to agree upon terms for a revised transaction.

About Mylan Laboratories:
Mylan Laboratories Inc. is a leading pharmaceutical company with four subsidiaries, Mylan Pharmaceuticals Inc., Mylan Technologies Inc., UDL Laboratories, Inc. and Mylan Bertek Pharmaceuticals Inc., that develop, manufacture and market an extensive line of generic and proprietary products.

For more information about Mylan, visit www.mylan.com.

About King Pharmaceuticals:
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.